EXHIBIT 23.15

August 2, 2005

Board of Directors

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, Florida 33762

Dear Sirs:

With regard to the Pre-Effective Amendment No. 6 to the Registration Statement on Form SB-2, we consent to the incorporation of (1) our report dated February 17, 2005 relating to the balance sheet of BlastGard International, Inc. as of December 31, 2004, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2004, from September 26, 2003 (inception) through December 31, 2003 and from September 26, 2003 (inception) through December 31, 2004; and (2) our report dated March 19, 2004 relating to the consolidated balance sheets of Opus Resource Group, Inc. as of December 31, 2003, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2003 and 2002.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck, LLP

Cordovano and Honeck, LLP

Certified Public Accountants

Denver, Colorado